Exhibit 10.2

July 1, 2026

Alejandro Flores Arteaga

Via E-Mail: aflores@batterymetals.com

Dear Alejandro,

On behalf of American Battery Technology Company (the “Company”), I am pleased to outline in this letter (the “Offer Letter” or “Agreement”) the terms and conditions on which we are extending your position of Chief Financial Officer of the Company. This Offer Letter will not constitute an agreement until it has been fully executed by both parties.

1. Position and Duties.

1.1 Position. Subject to the terms and conditions hereof, this contract becomes effective as of July 1, 2026 (the “Effective Date”).

1.2 Responsibilities.

(a) As an officer of the Company, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time.

(b) You agree to devote all your business time and attention to the business and affairs of the Company and to fulfill the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities. During the term of your employment, you agree to adhere to and follow all written internal rules and regulations governing the conduct of the Company’s employees as established or modified from time to time, provided, however, that in the event of any conflict between the provisions of this Offer Letter and any such rules or regulations, the provisions of this Offer Letter shall control. You acknowledge that the Company is a public company and you agree that you are required to adhere to the Company’s policies related thereto.

1.3 Exclusive Services. During your employment by the Company, you shall not, without the express prior written consent of the Company, engage directly or indirectly in any outside employment or consulting of any kind, irrespective of whether you receive remuneration for such services, or other activity that relates to any line of business in which the Company or any of its Affiliates (as defined in Exhibit A) are at that time engaged or plan to engage in, or that may, now or in the future, otherwise conflict with your employment obligations, contractual duties, or fiduciary obligations to the Company, provided, however, that nothing in this Agreement shall prevent you from owning, in the aggregate, five percent (5%) or less of the outstanding equity interests of a company whose securities are traded on a national security exchange or on an over-the-counter market.

1.4 No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

1.5 Location. Your place of work will be Reno, Nevada, in the Company’s main offices.

2. Compensation.

2.1 Base Salary. Your annual base salary will initially be as set forth on the attached Schedule A (“Annual Base Salary”) and paid according to the Company’s regular payroll practice throughout the calendar year, pro-rated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

2.2 Bonus. All annual bonuses to which you are entitled, if any, shall be listed on the attached Schedule A and updated annually.

2.3 Equity Compensation. All equity compensation to which you are entitled, if any, shall be listed on the attached Schedule A. All equity compensation shall only be as approved by the Board of Directors of the Company in its sole and absolute discretion.

3. Benefits.

3.1 Benefit Program. You are eligible to participate in the Company’s benefit programs available to other employees of the Company at your level.

3.2 Unlimited Time-Off Policy. The system is known as “unlimited time-off policy” or “unlimited paid time off.” It is a vacation policy that allows employees to take as much free time as they feel they need as long as it does not interfere with their work responsibilities, work completion, and the quality of their work. The system is designed to provide the employee flexibility as a reward for making productive use of work hours. The employee is paid for the time they take off from their job. The employee cannot take off more than fourteen consecutive calendar days. Paid time off (“PTO”) is not counted or allocated, and is not accrued, and the employee takes off as much time as needed for vacation, family issues, sick days, etc. Should the employee’s time off impact their productivity, the employee’s time off will be more closely monitored and compared to the job responsibilities of that employee. Unlimited paid time off is a reward for job excellence, not an entitlement.

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3.3 Reimbursement. You will be reimbursed for out-of-pocket expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time.

3.4 No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4. Termination; Payments and Entitlements upon Termination

4.1 Employment Term. Your employment hereunder may be terminated by either the Company or by you at any time and for any reason, provided that, unless otherwise provided herein, you are required to give the Company at least thirty (30) days’ advance written notice of your termination of employment, whether with or without Good Reason (as defined in the attached Exhibit A). Upon termination of employment during the employment term, you shall be entitled to the compensation and benefits as described in this Section 4, and any amounts expressly stated in Schedule A, and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliates.

4.2 Written Notice of New Employer or Enterprise. You further agree that should you find new employment or initiate activity to form a new business or enterprise at any time within (a) the Initial Noncompete Period (as defined in the attached Exhibit A) or (b) to the extent the Board of Directors opts to exercise its discretion and request, at any time prior to the expiration of the Initial Noncompete Period, that an Option Noncompete Period (as defined in the attached Exhibit A) go into effect, you will provide the Company with written notice of such proposed new employment or initiation of activity to form a new business or enterprise. Such notice shall include (i) the name of your proposed new employer, business or enterprise, (ii) the position to be assumed by you and (iii) a detailed description of the nature of the proposed business activities and your intended role at such employer, business or enterprise. Within fifteen (15) business days from its receipt of such written notice, the Company will evaluate whether such new employment, business or enterprise by you would violate any of the Restrictive Covenants or any other noncompete restrictions in this Agreement. The Company agrees to exercise its reasonable judgement in making this determination. If the Company determines that the acceptance by you of such proposed new employment or initiation of a new business or enterprise would not constitute a potential violation of the Restrictive Covenants or any other noncompete restrictions in this Agreement, the Company will provide you with a written release (such release, a “New Employment Release Notice”). Upon the receipt by you of a New Employment Release Notice, you shall be permitted to accept such new employment or form such new business or enterprise. If the Company determines that your proposed new employment, business or enterprise would be in violation of the non-competition provisions of this Agreement, the Company will furnish to you, within that same fifteen (15) business day period, a written notice that sets forth the reasons why a potential or actual violation may exist (such rejection, a “New Employment Prohibition Notice”). Upon the receipt by you of a New Employment Prohibition Notice, you shall not be permitted to accept such new employment or initiate such new business or enterprise. Notwithstanding the foregoing, the issuance of any New Employment Release Notice shall have no impact on your obligation to abide by the Restrictive Covenants and any other noncompete restrictions in this Agreement, which shall remain in full force in effect until the end of the Initial Noncompete Period and, to the extent the Board of Directions has exercised its right to put into effect the Option Noncompete Period, the Option Noncompete Period.

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4.3 Discretionary Salary Continuation; Right to Recoup

(a) Discretionary Salary Continuation. To the extent the Company exercises its right to put into effect an Option Noncompete Period, and no CIC Severance Payment has been made pursuant to Section 4.6, the Company, after receiving from you an executed irrevocable release (as described in Section 4.8 below), will pay you on a pro-rated basis the salary you received in your last role with the Company (“Option Period Payment”). Such salary shall begin to accrue on the later of (i) the first day of the Option Noncompete Period and (ii) the date of receipt by the Company of your executed irrevocable release (as described in Section 4.8 below). You further acknowledge and agree that the Company may, at any time and in its sole and absolute discretion, choose to waive its rights under this Agreement and not elect to exercise (or, if applicable, cease) payment of the salary continuation during the Option Noncompete Period. In the event that Company waives its rights under this Agreement to not elect to exercise payment of the salary continuation for any reason, all your obligations relating to the Initial Non Compete Period or Option Noncompete Period are also waived.

(b) End of Salary Continuation. If at any time you find new employment during the Option Noncompete Period, you agree to proceed in accordance with Section 4.2 to obtain approval from the Company. In the event that such new employment is approved by the Company as not violating the provisions of this Agreement, you acknowledge and agree that the Company shall immediately discontinue any further payments during the Option Noncompete Period as of the date immediately preceding the first day of such new employment (such date, the “End of Salary Continuation Date”) and the remaining provisions of this Agreement shall remain in full force and effect.

(c) Right to Recoup Payments. As long as the Company chooses to pay you, those payments will be made to you in regular installments as if you had remained a Company employee. Any amounts that you earn during the Option Noncompete Period in a position and/or business enterprise that is not in violation of this Agreement will be subtracted from the payments from the Company to you. You further acknowledge and agree that in the event that such amounts you earn are not subtracted from the payments received from the Company, you will reimburse the Company in the amounts equal to what you earned during the Option Noncompete Period for any bi-weekly pay period during which you earned amounts from other employment while still receiving Option Period Payments. You further acknowledge and agree that the Company has the right to pursue all remedies available at law and equity to recoup any payments in the event you fail to reimburse the Company for such amounts.

4.4 Termination by Company for Cause or by Employee without Good Reason. If this Agreement is terminated by the Company for Cause or by you without Good Reason, you will be entitled to accrued but unpaid salary owed to you through the date of termination, and reimbursement for any legitimate business expenses, but you shall forfeit any other form of compensation, including but not limited to cash equity compensation and bonus compensation not already received by you or not already vested as of the date of termination. Any vested but unexercised options or warrants must be exercised by the earlier of (i) the one-year anniversary of the date of termination, or (ii) the expiry of such option’s or warrant’s term.

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4.5 Termination by Company without Cause or by Employee with Good Reason. Subject to Sections 4.3, 5.9, and 7.11, if your employment is terminated following the date of this Offer Letter (i) by the Company without Cause other than by reason of your Disability (as defined in the attached Exhibit A) or (ii) by you for Good Reason (either (i) or (ii), an “Involuntary Termination”), you will be entitled to accrued but unpaid salary owed to you through the date of termination, reimbursement for any legitimate business expenses, and cash bonus compensation for any milestones that were achieved prior to the date of termination, but you shall forfeit any other form of compensation, including but not limited to equity compensation not already accrued or vested as of the date of termination unless otherwise detailed in Schedule A attached. Any vested but unexercised options or warrants must be exercised by the earlier of (i) the one-year anniversary of the End of Salary Continuation Date of the Option Noncompete Period or (ii) the expiry of such option’s or warrant’s term. In addition, you will be entitled to an additional amount equal to six (6) months’ salary (“Severance Payment”) minus all applicable withholding taxes, which shall be paid in regular installments as if you had remained a Company employee after the Company receives from you an executed irrevocable release (as described in Section 4.8 below). Finally, the Company will pay for six (6) months of COBRA coverage for you.

4.6 Involuntary Termination with Change in Control. If an Involuntary Termination occurs within 24 months following a Change in Control (as that term is defined in the Company’s Equity Incentive Plan or any subsequent plan that replaces that plan), and after the Company receives from you an executed irrevocable release, you will be entitled to: (a) an amount equal to six (6) months’ salary minus all applicable withholding taxes and (b) an amount equal to the amount of cash bonus paid to you under Section 4.5 (together, the “CIC Severance Payment”). The CIC Severance Payment will be made in addition to the Severance Payment described in Section 4.5 above. The CIC Severance Payment shall be paid within thirty (30) days after the Company receives from you an executed irrevocable release (as described in Section 4.8 below). Further, the Company will pay for six (6) months of COBRA coverage for you. Any vested but unexercised options or warrants must be exercised by the earlier of (i) the one-year anniversary of the date of termination or (ii) the expiration of such option’s or warrant’s term. Notwithstanding anything in this Offer Letter to the contrary, upon the occurrence of a Change of Control, all of your unvested equity compensation, including but not limited to RSUs, options, or warrants, shall vest immediately and be fully exercisable.

4.7 Termination Due to Death or Disability. In the event your employment is terminated by death or Disability (as defined in the attached Exhibit A), you or your dependents will be entitled to accrued but unpaid salary owed to you through the date of termination, reimbursement for any legitimate business expenses, and a cash bonus for any milestones that were achieved prior to the date of termination. Further, (a) all unvested equity compensation, including but not limited to options, shall vest immediately upon your termination due to death or Disability, and (b) the Company will pay for twelve (12) months of COBRA coverage for you (if termination is due to your Disability) or your dependents (if termination is due to your death). Any vested but unexercised options must be exercised within 90 days of the date of termination.

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4.8 Release Required. You will be required to execute and return to the Company an irrevocable release substantially similar to the release in Exhibit B in favor of the Company in order to be entitled to receive any Option Period Payment, Severance Payment, CIC Severance Payment, or benefits described in Section 4 of this Agreement. Unless state or federal law require a longer period, the release must be executed within seven days of the date of termination. The release must be in favor of the Company and related parties relating to all claims or liabilities of any kind regarding your employment with the Company and the Involuntary Termination of such employment.

4.9 Resignation. If you are a director or officer of the Company, or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions on the date of your termination, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

4.10 Rights under Equity Plans. The provisions of this Offer Letter are subject to the terms of the Company’s equity plans in effect from time to time. Any equity awards granted to you under the equity plans will follow the terms of the applicable and current equity plans of the Company.

4.11 Cooperation. From and after termination, you agree, upon the Company’s request, to cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the time of your employment by the Company or its Affiliates. You will make yourself available to consult with Company’s counsel, to provide information, to appear for testimony and take such other measures as the Company may reasonably request in respect of your cooperation. The Company will, to the extent permitted by law, reimburse you for any reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide the Company with advance written notice of your request for reimbursement and provide satisfactory documentation of such expenses.

5. Restrictive Covenants.

5.1 Confidentiality.

(a) You acknowledge that in the course of carrying out, performing, and fulfilling your obligations to the Company hereunder, you will have access to and will be entrusted with information that would reasonably be considered confidential to the Company or its Affiliates, the disclosure of which to competitors of the Company, its Affiliates, or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information (except for your own), and any other information that is designated by the Company or its Affiliates as confidential or that you know is confidential, information provided by third parties that the Company or its Affiliates are obligated to keep confidential, and all other proprietary information of the Company or its Affiliates (“Confidential Information”). Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates. You further covenant and agree for the duration of your employment and at any time thereafter to exercise the highest degree of care in safeguarding confidential information against loss, theft, or other inadvertent disclosure and agree generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information. Notwithstanding all the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator, or governmental body, agency or official, provided you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all the requested information; and

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(iii) if the disclosure is required or deemed advisable, cooperate with the Company to obtain an order or other assurance that such information will be accorded confidential treatment.

Your obligations under this Offer Letter with regard to any particular Confidential Information shall commence immediately upon your first having access to such Confidential Information (whether before or after you begin employment with the Company) and shall continue during and after your employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of your breach of this Offer Letter or breach by those acting in concert with the you or on your behalf.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors, and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect as of the date hereof, the amount and components of your compensation may be required to be publicly disclosed on an annual basis.

(c) Nothing herein prohibits or restricts you (or your attorney) from initiating communications directly with, responding to any inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a securities law violation.

5.2 Intellectual Property. You acknowledge and agree that all right, title, and interest in and to any information, trade secrets, advances, discoveries, improvements, formulae, techniques, processes, research materials, databases, and know-how, whether or not patentable, and whether or not reduced to practice, that are made, conceived, or developed by you, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the business or affairs of the Company, shall belong exclusively to the Company. You agree that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agree to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. Additionally, you agree that all original works of authorship not otherwise within the scope of the preceding sentence that are conceived or developed during your engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company. You agree that the Company shall be the sole owner of all rights pertaining thereto, and further agree to execute all documents that the Company determines to be necessary or convenient for establishing in the Company’s name the copyright to any such original works of authorship. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Company from time to time. You agree not to claim an interest in any inventions, copyrighted material, patents, or patent applications unless you demonstrate that any such invention, copyrighted material, patent, or patent application was developed before you began providing any services for the Company. This provision is intended to apply only to the extent permitted by applicable law.

5.3 Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its existing or future business.

5.4 Non-Competition and Non-Solicitation.

(a) Non-Competition. You will not at any time, without the prior written consent of the Company, during (i) your employment with the Company or (ii) during (A) the Initial Noncompete Period and (B) the Option Noncompete Period (in respect of (B), only to the extent the Board of Directors opts to exercise its discretion and request, at any time prior to the expiration of the Initial Noncompete Period, that an Option Noncompete Period go into effect), either individually or in partnership, jointly, or in conjunction with any person or persons, firm, association, syndicate, corporation, or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i) anywhere in the Territory (as defined in the attached Exhibit A), engage in, carry on, assist, or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, or permit your name to be used in connection with any business which is a Competitive Business (as defined below);

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(ii) for the purpose, or with the effect, of assisting any Competitive Business (as defined below), solicit, interfere with, accept any business from, or render any services to anyone who is a client or a prospective client of the Company or any Affiliate at the time you ceased to be employed by the Company or who was a client during the twelve (12) months immediately preceding such time;

(iii) For purposes of this Section 5.4(a), a “Competitive Business” means a business involved in or pursuing business opportunities in battery recycling, battery materials processing, lithium extraction, lithium processing, or which otherwise provides similar services as the Company;

(iv) Nothing in this Offer Letter shall prevent you from owning, in the aggregate, five percent (5%) or less of the outstanding equity interests of a company whose securities are traded on a national security exchange or on an over-the-counter market.

(b) Non-Solicitation of Employees. You will not at any time, without the prior written consent of the Company, during your employment with the Company and for a period of time equal to the Initial Noncompete Period and the Option Noncompete Period, as applicable, one, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation, or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly, solicit or offer employment to any person employed or engaged by the Company or any Affiliate at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

(c) Non-Solicitation of Customers. You will not at any time, without the prior written consent of the Company, during your employment with the Company and for a period of time equal to the Initial Noncompete Period and the Option Noncompete Period, as applicable, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly, solicit the business of or provide services or good similar to the services or goods provided by the Company to any Customer or any other entity with which the Company has an agreement to perform services or provide goods during the six (6) month period prior to your separation from the Company. You further agree not to directly or indirectly contact any Customers for the purpose of soliciting such Customer to purchase or license a product or service that is the same as, similar to or in competition with those products and/or services offered, made or rendered by the Company. The above will not apply to any pre-existing relationships you have with Customers that can be demonstrated by pre-dated emails or communications that demonstrate a relationship existed before employment.

(d) Non-Solicitation of Suppliers or Service Providers. You will not at any time, without the prior written consent of the Company, during your employment with the Company and for a period of time equal to the Initial Noncompete Period and the Option Noncompete Period, as applicable, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly, solicit the services or goods to any Supplier or Service Provider or any other entity with which the Company has an agreement to receive the same or similar goods or services during the six (6) month period prior to your separation from the Company. The above will not apply to any pre-existing relationships you have with Suppliers or Service Providers that can be demonstrated by pre-dated emails or communications that demonstrate a relationship existed before employment.

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(e) If you are, at any time, in violation of any provision of this Section 5.4, then each time limitation set forth in this Section 5.4 shall be extended for a period equal to the period during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

5.5 Material Non-Public Information. You acknowledge that information about the Company received by you during the term of your employment may constitute material, non-public information and you are aware of the restrictions imposed by the United States securities laws on (a) the purchase or sale of securities by any person who is aware of material, non-public information and (b) on the communication of such information to any other person who may purchase or sell such securities on the basis of such information (including those persons who may be permitted to receive such information). You agree that you will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other company for which you receive confidential information in connection with your employment. You further agree to comply in all respects with the Company’s Insider Trading Policy and Insider Reporting Procedures with respect to any securities of the Company that you may acquire, and you will comply with all other Company’s policies that may be applicable to you from time to time.

5.6 Non-Disparagement. You will not disparage the Company or any of its Affiliates, directors, officers, employees or other representatives in any manner and you will in all respects avoid any negative criticism of the Company. This Section 5.6 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning you to any third parties.

5.7 Injunctive Relief.

(a) You acknowledge and agree that in the event of a breach of the covenants, provisions, and restrictions in this Section 5, the Company’s remedy in the form of monetary damages will be inadequate and that the Company shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) You acknowledge that the restrictions in this Section 5 are reasonable in all the circumstances, and you acknowledge that the operation of restrictions contained in this Section 5 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid, for example, if the scope of their time periods or geographic areas were limited, you consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

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5.8 Survival of Restrictions. Each provision of this Section 5 shall survive the termination of this Offer Letter or the termination of your employment (regardless of the reason for such termination).

5.9 Forfeiture. Notwithstanding the provisions of Sections 6.3 or 6.5, if, following any Involuntary Termination, it shall be determined that you have breached (either before or after such termination) any of the agreements in this Section 5, the Company shall have no obligation or liability or otherwise to make any further payment under Sections 6.3 or 6.5 from and after the date of such breach, except for payments, if any, that cannot legally be forfeited.

6. Code Section 409A Deferred Compensation.

6.1 In General. This Section 6 shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

6.2 Release. The requirement to execute an irrevocable release to receive a payment hereunder shall apply to payments described in Section 6.1 above only if the Company provides the release document for execution to you on or before the date of your Involuntary Termination.

6.3 Payment Following Involuntary Termination. Notwithstanding any provision herein to the contrary, any payment described in Section 6.1 that is due to be paid within a stated period following your Involuntary Termination shall be paid:

(a) If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

(b) In any case, on the later of (i) the last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

6.4 Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 6.1: (a) with respect to any such reimbursement under Section 7.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

6.5 Offset. If you are subject to Section 409A of the Code, any offset under Section 7.11 shall apply to a payment described in Section 6.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the offset is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

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6.6 Interpretation. This Offer Letter shall be interpreted and construed to avoid the additional tax under Section 409A(a)(1)(B) of the Code, or any like provision, to the maximum extent practicable.

7. General Provisions.

7.1 Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment. All promises, representations, collateral agreements, and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

7.2 Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

7.3 Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except as far as applicable law may otherwise require. Any assignment in violation of the preceding sentence shall be void.

7.4 Governing Law; Consent to Personal Jurisdiction, Venue and Arbitration. This Offer Letter takes effect upon its acceptance by you and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Nevada without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter, or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the District of Nevada, Reno Division, or in the Second Judicial District, Washoe County, Nevada, or, if applicable, the federal and state courts in any jurisdiction where you are employed or reside.

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim (“Claim”) whatsoever between you on the one hand, and the Company, or any of its Affiliates or any employees, officers, directors, agents, and representatives of the Company or its Affiliates on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall apply Nevada law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Reno, Nevada, or in another location mutually agreed to by the parties. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

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The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys’ fees and costs in accordance with applicable law.

You understand and agree that by using arbitration to resolve any Claims between you and the Company (or its Affiliates) you are giving up any right that you may have to a judge or jury trial regarding those Claims.

7.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.6 Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

7.7 No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

7.8 Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) (or any appeal from any such Proceeding), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company with respect to this Offer Letter or your employment hereunder, in which you are made or are threatened to be made a party by reason of the fact that you are or were an director, officer, member, employee, or agent of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs because of its undertaking to indemnify its officers and directors). Costs and expenses incurred by you in defense of a Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so paid if it shall ultimately be determined that the you are not entitled to be indemnified by the Company under this Offer Letter.

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7.9 Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

7.10 Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may determine and should withhold pursuant to any applicable law or regulation.

7.11 Set-Off. The Company may set off any amount or obligation which may be owed by you to the Company against any amount or obligation owed by the Company to you.

7.12 Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

7.13 Return of Company Property. You agree not to remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of your employment, unless the Company grants you express written authorization to do so. Upon the termination of your employment, and earlier if the Company requests at any time, you shall deliver to the Company (and shall not keep copies in your possession or deliver to any other person or entity) all of the Company’s property in your possession. This requirement to return the Company’s property shall also be a condition of the Company’s right to keep an amount of money or benefit paid to you upon your termination, if any. Further, the Company has the right to pursue all legal remedies to: (i) achieve the return of Company property; (ii) recoup any money, or value of any benefit, paid to you upon your termination; and (iii) obtain reasonable attorneys’ fees, costs, or disbarments incurred in the exercise of its legal rights under this Section.

7.14 Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

7.15 Consultation with Counsel. You acknowledge that you have conferred with your own legal counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

7.16 Tax Consequences. You understand and acknowledge that the execution and acceptance of this Offer Letter may create a taxable event as it pertains to any equity compensation you may receive pursuant to the terms of this Offer Letter, as determined by applicable securities and tax laws. You understand and acknowledge that the Company is not responsible for advising you regarding the tax or other legal consequences pertaining to the execution and acceptance of this Offer Letter. Should you have questions regarding any such tax consequences, the Company encourages you to consult with legal tax counsel.

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Please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

/s/ Ryan Melsert	July 9, 2026
Ryan Melsert	Date
CEO, CTO, Board Director
American Battery Technology Company

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ Alejandro Flores Arteaga	July 6, 2026
Alejandro Flores Arteaga	Date
American Battery Technology Company

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SCHEDULE A

A. Compensation. Pursuant to the terms of this Offer Letter, you shall be entitled to receive the following compensation:

1. Annual Base Salary: $280,000

2. Annual Bonus Compensation: Your targeted cash bonus is set at 75% of your Annual Base Salary, which you can receive based on the achievement of certain milestones as listed in Schedule A-1.

3. Bonus Equity Compensation. Subject to approval by the Board of Directors, you will be granted an annual award of RSUs equal to $500,000 divided by the 20-day trailing volume-weighted average price prior to July 1, 2026, and an option to purchase 1,000,000 shares of common stock with an exercise price of $2.76 per share (the closing price on July 1, 2026), both of which shall be conditioned on you achieving certain performance milestones as listed in Schedule A-1. The details surrounding the Bonus Equity Compensation may be memorialized by the Board in a separate award agreement at the discretion of the Board.

●	For Fiscal Year 2027, these Bonus Equity Compensation awards will vest 1/16th quarterly from July 1, 2026, accruing until the relevant milestone is achieved until fully vested, and the option to purchase the common shares will expire on July 1, 2036.

●	For Fiscal Year 2028, these Bonus Equity Compensation awards will vest 1/16th quarterly from July 1, 2027, accruing until the relevant milestone is achieved until fully vested, and the option to purchase the common shares will expire on July 1, 2037.

4. You may be granted additional cash or equity compensation based on annual performance reviews and Company performance, subject to Board approval.

5. Benefits. You will be eligible to participate in the Company’s healthcare, 401K, ESPP, and any other employee benefits, where such eligibility and participation is subject to the terms and conditions of those programs.

B. Agreement Duration. Two years. (Not a term of employment (see Section 7.7).) The total compensation set forth herein repeats annually.

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SCHEDULE A-1

Fiscal Year 2027 Bonus Milestone Criteria

To be set by Board of Directors.

Fiscal Year 2028 Bonus Milestone Criteria

To be set by Board of Directors.

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Exhibit A

Definitions

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” shall mean the business of mining and extraction of battery metals from primary resources, the development and commercialization of new or innovative technologies for the extraction of battery metals, and the commercialization of an internally developed integrated process for the recycling of lithium-ion batteries for the recovery of battery metals.

“Cause” shall mean your:

(a) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within five (5) business days of the receipt of such notice;

(b) theft, fraud, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business, or affairs of the Company, or in the conducting of your duties, including, without limitation, any breach of the representations, warranties and covenants contained herein;

(c) conviction of a crime for any act involving dishonest conduct, theft, violence, or other act of moral turpitude;

(d) breach of a fiduciary duty owed to the Company;

(e) material breach of any obligation, representation, or warranty under this Offer Letter that, if capable of cure, is not cured within five (5) business days of receipt of written notice of such breach;

(f) refusal to follow the lawful written reasonable and good faith direction of the Board or of your superior in the line of authority which refusal remains uncured five business days following written notice of the Company’s intent to terminate based upon this provision;

(g) conduct that could materially harm the Company’s reputation or goodwill or that otherwise could materially undermine the best interests of the Company or Affiliates;

(h) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct which, if violation is capable of cure, is not cured within five (5) business days of receipt of written notice of such breach; or

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(i) having been determined to have a “bad actor” disqualification as set forth in Rule 506(d) of Regulation D under the Securities Act of 1933.

For purposes of this definition, no act or failure to act on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company.

“Disability” shall mean an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

“Good Reason” shall mean any of the following:

(a) a material diminution in your title or assignment to you of materially inconsistent duties;

(b) a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all senior executives;

(c) relocation of your principal place of employment to a location that is more than fifty miles away from your principal place of employment on the Effective Date, unless such relocation is affected at your request and with your approval;

(d) a material breach by the Company of any provisions of this Offer Letter, or any employment agreement to which you and the Company are parties, after written notice by you of the breach and such failure remaining uncorrected following an opportunity for the Company to correct such failure within ten (10) days of the receipt of such notice; or

(e) the failure of the Company to obtain the assumption in writing of its obligation to perform this Offer Letter by any successor to all or substantially all the business or assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction.

“Initial Noncompete Period”) means the initial six (6) month period after the termination of your employment with the Company.

“Option Noncompete Period” means the period after the termination of your employment with the Company between the end of the Initial Noncompete Period and any date selected by the Board of Directors that is not more than twelve (12) months after the end of the Initial Noncompete Period.

“Restrictive Covenants” shall mean each of the restrictive covenants set forth in Section 5.1 to Section 5.6 of the Agreement.

“Territory” shall mean the states, counties, and countries in which the Company and its subsidiaries conduct the Business or in which the Company plans to conduct the Business within the following twelve (12) months.

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Exhibit B

Sample Release

CONFIDENTIAL MUTUAL SEPARATION AND RELEASE AGREEMENT

In consideration of the mutual promises, payments, and benefits provided for in the Offer Letter between American Battery Technology Company, a Nevada corporation (the “Company”) and ________ (the “Employee”) dated ________, the Company and the Employee agree to the terms of this Confidential Mutual Separation and Release Agreement (“Release Agreement” or “Agreement”). Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Offer Letter.

1.	In consideration for Employee consenting to the terms of this Release Agreement and executing of said Agreement, the Company will pay Employee a severance payment in an amount determined by the Offer Letter, minus applicable taxes. The Company will also pay for any accrued cash salary owed to Employee through the date of termination minus all applicable withholding taxes, on the first regular pay date following the date of his termination. Upon payment of any accrued amount owed to him by the Company, the Company shall have no further liability other than the severance described above. The Employee acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2.	In consideration of the payment and payment benefits described above and the Company’s release set forth in paragraph 7 of this Agreement, the Employee voluntarily, knowingly, and willingly releases and forever discharges the Company and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors, and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall, or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. For the avoidance of doubt this includes any claims Employee might have to any alleged compensation due to him prior to the execution of this agreement, with the sole exception of his final paycheck. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his employment or other engagement with the Company. The Employee is aware of his rights under the Human Rights Code and represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Company’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3.	The Employee acknowledges and agrees that he shall not, directly, or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

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4.	Nothing herein shall be deemed to release: (i) any of the Employee’s or Employer’s continuing rights under the Offer Letter; or (ii) any claims that may arise after the date this Release Agreement is executed.

5.	If Employee commits a breach of this Agreement or any continuing obligation listed in his Offer Letter, the Company may, in addition to any other remedies it may have, (a) reclaim any amounts paid to Employee under this Agreement or the Offer Letter or terminate any benefits or payments that are later due under this Agreement or the Offer Letter, and (b) in its sole discretion, declare any and all releases and waivers by the Company within this Agreement null and void.

6.	The Company agrees that they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Employee, unless required by law or Court order. Likewise, Employee acknowledges a continuing obligation not to disparage the Company.

7.	In consideration of the Employee’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release (i) any claim the Company has against the Employee for any illegal conduct or arising out of any illegal conduct, (ii) any recovery of incentive compensation paid to the Employee pursuant to the Dodd-Frank Wall Street and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, rules, regulations and listing standards promulgated thereunder, or Company policies implementing the same as may be in effect from time to time, or (iii) any violations or breaches of the obligations and/or duties of the Employee in the Offer Letter discovered by the Company on or before one year following the execution of this Release Agreement. In the event of (iii), Employee shall be required to return to Company 90% of the payment and payment benefits described and provided herein.

8.	The Employee acknowledges that he has carefully read and fully understands all the provisions and effects of the Offer Letter and this Release Agreement. The Employee also acknowledges that the Company, by this paragraph 8 and elsewhere, has advised him to consult with an attorney of his choice prior to signing this Release Agreement. The Employee represents that, to the extent he desires, he has had the opportunity to review this Release Agreement with an attorney of his choice.

(signature page immediately follows)

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